EXHIBIT 10.11

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 11590

June 27, 2003

Michael P. Puorro

The Roslyn Savings Bank

One Jericho Plaza

Jericho, New York 11753-8905

Dear Michael:

I am pleased to have this opportunity to set forth in writing certain additional information relating to your employment at New York Community Bancorp, Inc. (the “Holding Company”) and New York Community Bank (the “Bank”) following the consummation of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) entered between the Holding Company and Roslyn Bancorp, Inc. on this date. This letter is intended to supplement your new employment agreement with the Holding Company.

At such time as you become an employee of the Holding Company and the Bank under your new employment agreement as a result of the merger contemplated by the Merger Agreement, you will receive a retention bonus of $600,000. However, if you voluntarily terminate employment prior to the completion of 365 days of employment after the Effective Time other than by reason of an “Event of Termination” (as defined in your new employment agreement), or if you are terminated for “Just Cause” (as defined in your new employment agreement) within such 365-day period, you will immediately return to the Holding Company a portion of the retention bonus equal to the product of (x) the retention bonus and (y) a fraction the numerator of which is the total number of days remaining in such 365-day period and the denominator of which is 365.

Notwithstanding the foregoing, if the Merger Agreement is terminated pursuant to Article VI of the Merger Agreement, this letter agreement will be null and void.

Please acknowledge the foregoing in the space indicated below.

Sincerely,

/s/ Joseph R. Ficalora
Joseph R. Ficalora President and Chief Executive Officer

Acknowledged and Agreed:

/s/ Michael P. Puorro
Michael P. Puorro

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